Exhibit 10.3

2005 BONUS CRITERIA FOR

MAXXAM PRESIDENT AND CHIEF FINANCIAL OFFICER

UNDER THE MAXXAM 1994 EXECUTIVE BONUS PLAN

The Section 162(m) Compensation Committee (the "Committee") of the Board of Directors of MAXXAM Inc. (the "Company") has on the 28th day of March 2005, established the following specific targets, criteria, and bonus opportunities for Paul N. Schwartz ("PNS"), President and Chief Financial Officer of the Company, relating to the 2005 fiscal year (set forth in Part I), under Sections 3 and 4 of the MAXXAM 1994 Executive Bonus Plan (the "Plan"). Part II sets forth bonus opportunities relating to the 2006 fiscal year. It is anticipated that additional criteria will be established relating to the 2006 fiscal year at a later date. All terms not defined herein shall have the meanings assigned to them in the Plan. As used herein, the term "earn" shall be subject to the Committee's absolute discretion, under Section 4.1 of the Plan, to reduce the actual bonus payable hereunder as the result of any of the criteria being achieved.

PART I: BONUS CRITERIA RELATING TO

THE 2005 FISCAL YEAR

A.	Improved 2005 Consolidated Financial Results

PNS will earn a bonus equal to 1% of his 2005 base salary ($6,000.00) for each full $1 million in improvement (representing a decrease in net loss or an increase in net income) in 2005 Consolidated Financial Results as compared to the 2004 Consolidated Financial Results not to exceed an aggregate of 150% of base salary ($900,000.00). The 2005 Consolidated Financial Results for this purpose shall be deemed to be the amount of net income (or loss) shown in the Company's earnings release with respect to its 2005 results. The 2004 Consolidated Financial Results for this purpose shall be deemed to be the amount of net -income (or loss) shown in the Company's audited financial statements as of December 31, 2004 as the same are published in the Company's Annual Report on Form 10-K for 2004.

B.	Business Development Projects

PNS will earn a bonus for 2005 services, not to exceed an aggregate of 100% of his 2005 base salary ($600,000.00), based on the following criteria: 25% of base salary ($150,000.00) for any of the business development projects described below. It is believed and intended that all of the items described below are substantially uncertain on the date hereof. Completion of each of the items described below shall be deemed to constitute a separate business development project so that 25% of the base salary shall be earned as a bonus for each such project completed, subject to the overall limitation of 100% of 2005 base salary for all criteria under this section.

(1)

The undertaking by MAXXAM Group Inc. and/or an affiliate thereof ("MGI") of a new business opportunity wherein a written commitment is made to invest $10 million or more (in cash or property) in connection with forest products operations. Satisfaction of this Plan criterion shall be deemed to have occurred upon the approval or ratification of such undertaking by resolution of the applicable Board of Directors or similar governing body ("board") and the execution by all parties to such undertaking of a binding written agreement in respect thereto.

(2)

The undertaking by the Sam Houston Race Park, Ltd. and/or an affiliate thereof ("SHRP") of a new business opportunity wherein a written commitment is made to invest $5 million or more (in cash or property) in connection with racing and/or gaming operations. Satisfaction of this Plan criterion shall be deemed to have occurred upon the approval or ratification of such undertaking by resolution of the applicable Board and the execution by all parties to such undertaking of a binding written agreement in respect thereto.

C.	Extraordinary Transactions

PNS will earn a bonus of 75% of base salary ($450,000.00) for completion in 2005 of an Extraordinary Transaction as such is defined in Section 1.8 of the Plan; provided that any other items specifically listed under Section B. as a Business Development Project for this fiscal year shall not also be considered an Extraordinary Transaction under this item. The maximum bonus that can be earned under this provision is 225% of base salary ($1,350,000.00). An Extraordinary Transaction shall be deemed to have occurred upon the approval or ratification of such transaction(s) by resolution of the applicable Board and the execution by all parties to such transaction(s) of a binding written agreement in respect thereto.

D.	Improved 2005 Earnings per Share

PNS will earn a bonus equal to 1% of base salary ($6,000.00) for each full $0.15 (fifteen cents) improvement (representing a decrease in net loss per share or an increase in net income per share) in the Company's 2005 Earnings per Share as compared to the Company's 2004 Earnings per Share, not to exceed an aggregate of 150% of base salary ($900,000.00). The 2005 Earnings per Share for this purpose shall be deemed to be the earnings (or loss) per common and common equivalent share of the Company as shown in the Company's earnings release with respect to its 2005 results. The 2004 Earnings per Share for this purpose shall be deemed to be the earnings (or loss) per common and common equivalent share of the Company as shown in the Company's audited financial statements as of December 31, 2004, as the same are published in the Company's Annual Report on Form 10-K for 2004.

E.	Achievement of Divisional/Subsidiary Business Plans

PNS will earn a bonus equal to 25% of base salary ($150,000.00) for achievement of the 2005 business plan with respect to each of (i) MAXXAM Group Inc.'s forest products operations (including purchase accounting), (ii) the Company's real estate operations, (iii) Sam Houston Race Park, Ltd.'s operations, or (iv) the Company's corporate operations. The maximum bonus under this subsection shall be equal to 100% of base salary ($600,000.00). The 2005 business plan for this purpose shall be the 2005 business plan as approved by the Board of the applicable entities within the business unit. Achievement of the business plan for the respective business unit shall be deemed to occur if the actual 2005 before-tax net income or loss computed in accordance with generally accepted accounting principles in the United States for the unit is equal to or better than (i.e., a higher net income or lower net loss) the before-tax net income or loss per the applicable business plan.

PART II: BONUS CRITERIA RELATING

TO THE 2006 FISCAL YEAR

A.

In the event that any of the criteria set forth above under Sections B. and C. of Part I are satisfied subsequent to December 31, 2005 and prior to establishment of the 2006 bonus criteria, the corresponding bonus shall be earned by PNS using the salary in effect during 2006.

IN WITNESS WHEREOF, the undersigned have affixed their signatures hereto as of the date shown below.

Dated: March 28, 2005	MAXXAM INC. SECTION 162(m) COMPENSATION COMMITTEE /s/ Robert J. Cruikshank Robert J. Cruikshank, Chairman /s/ Stanley D. Rosenberg Stanley D. Rosenberg /s/ Michael J. Rosenthal Michael J. Rosenthal